Exhibit 10.1

Execution Version

COMPANY SUPPORT AGREEMENT

This COMPANY SUPPORT AGREEMENT, dated as of September 3, 2024 (this “Agreement”), is entered into by and among the shareholder(s) listed on Exhibit A hereto (each, a “Shareholder”), Medera Inc., a Cayman Islands company (the “Company”), and Keen Vision Acquisition Corporation, a British Virgin Islands exempted company limited by shares (“Parent”). Capitalized terms used but not defined in this Agreement shall have the meanings ascribed to them in the Merger Agreement (as defined below).

WHEREAS, Parent and the Company propose to enter into, concurrently herewith, that certain Agreement and Plan of Merger (as may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), pursuant to which (a) Parent will form a Cayman Islands exempted company as its wholly owned subsidiary (“Acquirer”), (b) Acquirer will form a Cayman Islands exempted company as its wholly owned subsidiary (“Merger Sub”), (c) Parent will be merged with and into Acquirer (the “Reincorporation Merger”), with Acquirer surviving the Reincorporation Merger, and (d) Merger Sub will be merged with and into the Company (the “Acquisition Merger”), with the Company surviving the Acquisition Merger as a direct wholly owned subsidiary of Acquirer (collectively, the “Business Combination”). Following the Business Combination, Acquirer will be a publicly traded company listed on a stock exchange in the United States;

WHEREAS, as of the date hereof, each Shareholder owns of record or has the power to vote the number of ordinary shares, par value $0.0001, of Company set forth on Exhibit A all such shares, and/or any successor shares of Company of which ownership of record or the power to vote is hereafter acquired by the Shareholder prior to the termination of this Agreement being referred to herein as the “Shares”); and

WHEREAS, in order to induce Parent to enter into the Merger Agreement, each Shareholder is executing and delivering this Agreement to Parent.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1. Agreement to Vote.

(a) During the period commencing on the date hereof and ending on the earlier to occur of (i) the Effective Time, and (ii) such date and time as the Merger Agreement shall be terminated in accordance with Article 11 thereof (the “Expiration Time”), each Shareholder, with respect to its Shares, hereby irrevocably agrees to (1) appear at any meeting of the shareholders of the Company (a “Company Shareholders’ Meeting”), and at every adjournment or postpone thereof, in person or proxy or otherwise cause the Shares to be counted as present thereat for the purpose of establishing a quorum, and (2) vote, or cause to be voted or consented at a Company Shareholders’ Meeting, or in any action by written consent of the shareholders, all of the Shares owned as of the record date for such meeting (a) in favor of the approval and adoption of the Merger Agreement and the transactions contemplated thereby, (b) in favor of any other matter reasonably necessary to the consummation of the transactions contemplated by the Merger Agreement and considered and voted upon at any Company Shareholders’ Meeting, (c) against the approval of any Alternative Transaction, or against any proposal, action or agreement that would reasonably be expected to (i) impede, frustrate, prevent or nullify any provision of this Agreement, the Merger Agreement or the Acquisition Merger, (ii) result in a breach in any respect of any covenant, representation, warranty or any other obligation or agreement of the Company under the Merger Agreement, or (iii) result in any of the conditions set forth in Article X of the Merger Agreement not being fulfilled, and (d) against any amendment of the organizational documents of the Company or any change in the Company’s capitalization, corporate structure or business other than as contemplated by the Merger Agreement. Each Shareholder acknowledges receipt and review of a copy of the Merger Agreement. The obligations of each Shareholder specified in this Section 1 shall apply whether or not the Acquisition Merger or any action described above is recommended by the Company’s Board of Directors. Each Shareholder hereby irrevocably agrees that it shall not commit or agree to take any action inconsistent with the foregoing.

(b) Notwithstanding anything in this Agreement to the contrary, (i) each Shareholder shall not be required to vote (or cause to be voted) any of its Shares to amend the Merger Agreement (including any schedule or exhibit thereto), or take any action that would reasonably be expected to result in the amendment or modification, that: (A) imposes any additional conditions on the consummation of the Acquisition Merger; (B) alters or changes the amount or kind of consideration to be paid to the holders of Shares in connection with the Acquisition Merger; (C) impedes or delays the consummation of the Acquisition Merger or (D) from and after the adoption of the Merger Agreement by the holders of Shares, requires further approval of the Company’s shareholders under the Cayman Companies Act (each of the foregoing, an “Adverse Amendment”) and (ii) each Shareholder shall remain free to vote (or execute proxies with respect to) its Shares with respect to any matter not covered by Section 1.01(a) in any manner such Shareholder deems appropriate.

2. Redemptions Rights; Waiver Conversion Ratios. Each Shareholder irrevocably agrees that it will (i) not exercise its right to redeem all or a portion of such Shareholder’s Shares (in connection with the transactions contemplated by this Agreement or the Merger Agreement or otherwise) as set forth in the organizational documents of the Company and (ii) waive any adjustment to the conversion ratio set forth in the Company’s organizational documents.

3. Transfer of Shares. Until the Expiration Time, each Shareholder irrevocably agrees that it shall not, directly or indirectly, (a) sell, assign, transfer (including by operation of law), allow the creation of a lien, pledge, distribute, dispose of or otherwise encumber any of the Shares, either voluntarily or involuntarily (collectively, “Transfer”), or otherwise agree or offer to do any of the foregoing, (b) deposit any Shares into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement, (c) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment, transfer (including by operation of law) or other disposition of any Shares, (d) establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, with respect to any Shares, (e) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Share, (f) take any action that would have the effect of preventing or disabling Shareholder from performing its obligations hereunder or (g) publicly announce any intention to effect any transaction specified in this Section 3; provided, that, Transfers by Shareholder are permitted to an Affiliate or to a direct or indirect owner of equity or other interest in such Shareholder (a “Permitted Transfer”); provided, further, that any Permitted Transfer shall be permitted only if, as a precondition to such Transfer, the transferee also agrees in a writing, reasonably satisfactory in form and substance to Parent, to assume all of the obligations of the Shareholder under, and be bound by all of the terms of, this Agreement; provided, further, that any Transfer permitted under this Section 3 shall not relieve the Shareholder of its obligations under this Agreement. Any Transfer in violation of this Section 3 with respect to the Shareholder’s Shares shall be null and void.

4. Representations and Warranties. Each Shareholder, severally and not jointly, represents and warrants for and on behalf of itself to Parent as follows:

(a) The execution, delivery and performance by Shareholder of this Agreement and the consummation by Shareholder of the transactions contemplated hereby do not and will not (i) conflict with or violate any Law applicable to Shareholder, (ii) require any consent, approval or authorization of, declaration, filing or registration with, or notice to, any person or entity, (iii) result in the creation of any Lien on any Shares (other than pursuant to this Agreement or transfer restrictions under applicable securities laws or the organization documents of Shareholder), or (iv) conflict with or result in a breach of or constitute a default under any provision of Shareholder’s organizational documents.

(b) Shareholder is the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of and has good, valid and marketable title to the Shares free and clear of any Lien (other than (i) pursuant to this Agreement or (ii) transfer restrictions under applicable securities Laws) and has the sole power (as currently in effect) to vote the Shares and has not entered into any voting agreement or voting trust with respect to any of the Shares that is inconsistent with the Shareholder’s obligations pursuant to this Agreement. Shareholder has the full right, power and authority to sell, transfer and deliver such Shares, and Shareholder does not own, directly or indirectly, any other Shares, other than Company warrants held by Shareholder (if any).

(c) Shareholder is a natural person or a legal entity duly organized, validly existing and, to the extent such concept is applicable, in good standing under the Laws of the jurisdiction of its organization, has the power, authority and capacity to execute, deliver and perform this Agreement, has not entered into any agreement or undertaking that would interfere with, or prohibit or prevent it from satisfying, its obligations pursuant to this Agreement and that this Agreement has been duly authorized, executed and delivered by Shareholder. This Agreement, assuming due authorization, execution and delivery hereof by the Company and Parent, constitutes a legal, valid and binding obligation of Shareholder in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditor’s rights and to general equitable principles).

(d) As of the date of this Agreement, there is no action, proceeding or, to the Shareholder’s knowledge, investigation pending against the Shareholder or, to the knowledge of the Shareholder, threatened against the Shareholder that questions the beneficial or record ownership of the Shareholder’s Shares, the validity of this Agreement or the performance by the Shareholder of its obligations under this Agreement.

(e) Shareholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon the Shareholder’s execution and delivery of this Agreement.

(f) Shareholder has not entered into, and shall not enter into, any agreement that would prevent it from performing any of its obligations under this Support Agreement.

(g) No investment banker, broker, finder or other intermediary is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission for which Parent, Acquirer, Merger Sub or the Company is or will be liable in connection with the transactions contemplated hereby based upon arrangements made by or, to the knowledge of the Shareholder, on behalf of the Shareholder.

5. New Shares. In the event that, during the period commencing on the date hereof and ending at the Expiration Time, (a) any Shares are issued to Shareholder after the date of this Agreement pursuant to any share dividend, share split, recapitalization, reclassification, combination or exchange of Shares or otherwise, (b) a Shareholder purchases or otherwise acquires beneficial ownership of any Shares, or (c) a Shareholder acquires the right to vote or share in the voting of any Shares (collectively the “New Securities”), then such New Securities acquired or purchased by such Shareholder shall be subject to the terms of this Agreement to the same extent as if they constituted the Shares owned by such Shareholder as of the date hereof.

6. No Challenges. Each Shareholder agrees not to commence, join in, facilitate, assist or encourage, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Parent, Acquirer, Merger Sub, the Company or any of their respective successors or directors (a) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or the Merger Agreement or (b) alleging a breach of any fiduciary duty of any person in connection with the evaluation, negotiation or entry into the Merger Agreement); provided, that this Section 6 shall not be deemed a waiver of any rights of the Shareholder or its Affiliates for any breach of this Agreement or the Merger Agreement by the Company; provided, further, that the foregoing shall not limit any actions taken by such Shareholder in response to any claims commenced against such Shareholder, its Affiliates or any of their respective representatives for any breach of this Agreement.

7. Termination. This Agreement and the obligations of Shareholder under this Agreement shall automatically terminate upon the earliest of: (a) the Effective Time; (b) the termination of the Merger Agreement in accordance with its terms; (c) the delivery of written notice of termination by the Shareholder to the Company following an Adverse Amendment made without the consent of such Shareholder; and (d) the mutual written agreement of the Company and Parent. Upon termination or expiration of this Agreement, no party shall have any further obligations or liabilities under this Agreement; provided, however, such termination or expiration shall not relieve any party from liability for any willful breach of this Agreement occurring prior to its termination.

8. Miscellaneous.

(a) Except as otherwise provided herein or in the Merger Agreement or any other transaction document, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the transactions contemplated hereby or thereby are consummated.

(b) All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by telecopy or e-mail or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8(b)):

If to Shareholder:

To such Shareholder’s address set forth in Exhibit A.

with copies to (which shall not constitute notice):

Loeb & Loeb

345 Park Avenue, 19th Floor

New York, NY 10154

Attention: Lawrence Venick, Esq.

E-mail: lvenick@loeb.com

If to the Company, to:

Medera Inc.

6 Tide Street, 2nd Floor

Boston, Massachusetts 02210

Attention: Ronald Li, Chief Executive Officer
E-mail: ronald.li@medera-biopharm.com

with a copy (which shall not constitute notice) to:

Hogan Lovells US LLP

390 Madison Avenue

New York, NY 10017

Attn: Richard Aftanas

E-mail: richard.aftanas@hoganlovells.com

If to Parent or Acquirer, to:

Keen Vision Acquisition Corporation

37 Greenbriar Drive

Summit, New Jersey 07901

Attention: DAVIDKHANIAN Alex, Chief Financial Officer

E-mail: alex.davidkhanian@kv-ac.com

with a copy to (which shall not constitute notice):

Loeb & Loeb

345 Park Avenue, 19th Floor

New York, NY 10154

Attention: Lawrence Venick, Esq.

E-mail: lvenick@loeb.com

(c) If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

(d) This Agreement and the Merger Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise).

(e) This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

(f) This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York applicable to contracts executed in and to be performed in that State without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction. All actions, suits or proceedings (collectively, “Action”) arising out of or relating to this Agreement shall be heard and determined exclusively in any federal or state court having jurisdiction within the State of New York. The parties hereto hereby (i) submit to the exclusive jurisdiction of federal or state courts within the State of New York for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (ii) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated hereunder may not be enforced in or by any of the above-named courts.

(g) The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof, and accordingly, that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal or state court within the State of New York without proof of actual damages or otherwise, in addition to any other remedy to which they are entitled at law or in equity as expressly permitted in this Agreement. Each of the parties further waives (i) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement to post security or a bond as prerequisite to obtaining equitable relief.

(h) This Agreement may be executed and delivered (including by facsimile or portable document format (pdf) transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

(i) Each Shareholder shall execute and deliver, or cause to be delivered, such additional documents, and take, or cause to be taken, all such further actions and do, or cause to be done, all things reasonably necessary (including under applicable Laws), or reasonably requested by Parent or the Company, to effect the actions and consummate the Merger and the other transactions contemplated by this Agreement and the Merger Agreement (including the transactions contemplated hereby and thereby), in each case, on the terms and subject to the conditions set forth therein and herein, as applicable.

(j) This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by Parent, the Company and each Shareholder.

(k) This Agreement shall not be effective or binding upon Shareholder until such time as the Merger Agreement is executed by each of the parties thereto.

(l) If, and as often as, there are any changes in the Company by way of share split, share dividend, combination or reclassification, or through merger, consolidation, reorganization, recapitalization or business combination, or by any other means, equitable adjustment shall be made to the provisions of this Agreement as may be required so that the rights, privileges, duties and obligations hereunder shall continue with respect to Shareholder and the Shares as so changed.

(m) Each of the parties hereto hereby waives to the fullest extent permitted by applicable law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement. Each of the parties hereto (i) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (ii) acknowledges that it and the other parties hereto have been induced to enter into this Agreement and the transactions contemplated hereby, as applicable, by, among other things, the mutual waivers and certifications in this Paragraph (m).

(n) Shareholder hereby authorizes Parent and the Company to publish and disclose in any disclosure required by the United States Securities and Exchange Commission the Shareholder’s identity and beneficial ownership of the Shares and the nature of the Shareholder’s obligations under this Agreement.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

SHAREHOLDERS:

Regemedera Holdings Limited

By:
Name:
Title:

Dragon Era Enterprises Limited

By:
Name:
Title:

COMPANY:

MEDERA INC.

By:
Name:
Title:

PARENT:

KEEN VISION ACQUISITION CORP.

By:
Name:
Title:

Signature Page to Company Support Agreement

Exhibit A

Shareholders

Shareholder	Number of Ordinary Shares	% of Total Shares	Address for Notices
Regemedera Holdings Limited	295,459	25.65%	Flat B, 2/F, Block B, 192 Villa Cecil, Phase 2, Tower 2, Hong Kong

Dragon Era Enterprises Limited	539,759	46.85%	Room 901-2, 9/F, East Ocean Centre, 98 Granville Road, Tsim Sha Tsui East, Kowloon, Hong Kong

TOTAL:	835,218	72.50%